Exhibit 99.1

Motus GI Announces Enrollment of Patients at Second Site in the European Union

Outpatient Study of the Pure-Vu® System

FORT LAUDERDALE, FL, September 8, 2021 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today announced that GastroZentrum Lippe, one of the top private endoscopy clinics in Germany, has enrolled patients into the European Union (EU) outpatient study of the Pure-Vu System, which is evaluating the clinical outcomes in patients with a history of poor bowel preparation using a low volume preparation with limited diet restrictions and the Pure-Vu System. The study was initiated in mid-June 2021 with patients at the Radboud University Medical Center (Netherlands).

“We are pleased to have an opportunity to participate in this study of the Pure-Vu System at the GastroZentrum Lippe, which is one of the first independent GI focused outpatient clinics in Germany. This study offers a path to potentially identifying the Pure-Vu System as a more effective and efficient method to providing quality colonoscopies for patients that have a history of poor bowel preparation. If successful, this study could help change the management of patients who struggle to get an adequately prepped colon due to their age or medical condition,” stated Professor Helmut Neumann.

“We are excited to report progress of the EU study highlighted by the enrollment of the initial patients in Germany. Currently, Germany is the largest colonoscopy market in Europe, with approximately 1.7 million procedures expected to be performed in 2021, according to iData Research Inc.,” commented Tim Moran, Chief Executive Officer at Motus GI. “We believe the EU study provides increased exposure of the Pure-Vu System to the European gastroenterology community, including leading physicians and hospital administrators, as well as potential EU-based commercialization partners. As such, this is an exciting step towards establishing additional clinical data for the eventual commercial entrance of the Pure-Vu System into the large European market.”

The EU study will enroll approximately 44 patients who have a history of poor bowel preparation and are scheduled for either screening, diagnostic, or surveillance colonoscopy across two sites, including the Radboud University Medical Center (Netherlands) and the University Medical Center Mainz (Germany). The patients will undergo a low volume bowel preparation, with just 2x150ml picoprep. The patients will also be allowed to eat a low fiber diet for two days prior to the colonoscopy as opposed to the typical clear liquid diet the day before a colonoscopy. The patients will then receive intra-procedural bowel cleansing with the Pure-Vu System. The primary endpoint for the study is improvement of the bowel preparation from baseline to post procedure as assessed by the Boston Bowel Preparation Scale (BBPS), which assesses the cleanliness of each of the three segments of the colon on a zero to three scale and requires a minimum score of two or better per segment to be considered adequately prepped. The study will also look at key clinical endpoints related to the quality of the examination including detection of critical pathology in the colon.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com